Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 22, 2021, relating to the financial statements of Tremont Mortgage Trust, appearing in the Annual Report on Form 10-K of Tremont Mortgage Trust for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 27, 2021